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                                  UNITED STATES
                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                           (Amendment No. _________)*

                              MEDirect Latino Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    58501Q104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 8, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-l(c)

|_|   Rule 13d-l(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

CUSIP No. 58501Q104

--------------------------------------------------------------------------------

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

   Granite Creek FlexCap I, L.P. (the "Fund")
--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) |_| N/A
   (b) |_| N/A
--------------------------------------------------------------------------------

3.       SEC Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization
         Delaware
--------------------------------------------------------------------------------

                     5.       Sole Voting Power

                              1,250,231(1)
    Number of        -----------------------------------------------------------
      Shares
   Beneficially      6.       Shared Voting Power
     Owned by                 None
       Each          -----------------------------------------------------------
    Reporting
   Person With:      7.       Sole Dispositive Power
                              1,250,231(1)
                     -----------------------------------------------------------

                     8.       Shared Dispositive Power
                              None
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         1,250,231(1)
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         N/A
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)
         6.7%
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)
         PN
--------------------------------------------------------------------------------

(1) The Fund holds a convertible note presently exercisable for 1,250,231 shares of the issuer.

CUSIP No. 58501Q104

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1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons
   (entities only)

   Granite Creek GP FlexCap I, L.L.C. (the "General Partner")
--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) |_| N/A
   (b) |_| N/A
--------------------------------------------------------------------------------

3.       SEC Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization
         Delaware
--------------------------------------------------------------------------------

                     5.       Sole Voting Power

                              1,250,231(1)
    Number of        -----------------------------------------------------------
      Shares
   Beneficially      6.       Shared Voting Power
     Owned by                 None
       Each          -----------------------------------------------------------
    Reporting
   Person With:      7.       Sole Dispositive Power
                              1,250,231(1)
                     -----------------------------------------------------------

                     8.       Shared Dispositive Power
                              None
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         1,250,231(1)
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         N/A
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)
         6.7%
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)
         PN
--------------------------------------------------------------------------------

(1) The General Partner, solely as the general partner of the Fund, holds a convertible note presently exercisable for 1,250,231 shares of the issuer.

Item 1.

       (a)      Name of Issuer MEDirect Latino Inc.
       -------------------------------------------------------------------------

       (b)      Address of Issuer's Principal Executive Offices
                2102 West Atlantic Boulevard
                Suite 101
                Pompano Beach, FL 33069
       -------------------------------------------------------------------------

Item 2.

       (a)      Name of Person Filing Granite Creek FlexCap I, L.P.
       -------------------------------------------------------------------------

       (b) Address of Principal Business Office or, if none, Residence 222 West Adams Street
                Suite 1980
                Chicago, IL 60606
       -------------------------------------------------------------------------

       (c)      Citizenship
                Delaware
       -------------------------------------------------------------------------

       (d)      Title of Class of Securities
                Common Stock, $0.0001 par value
       -------------------------------------------------------------------------

       (e)      CUSIP Number
                58501Q104
       -------------------------------------------------------------------------


Item 3. If this statement is filed pursuant to ss. or 240.13d-2(b) or (c), check whether the person filing is a: N/A

         (a)   |_|   Broker or dealer registered under section 15 of the Act
                     (15 U.S.C. 78o).

         (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                     78c).

         (c)   |_|   Insurance company as defined in section 3(a)(i 9) of the
                     Act (15 U.S.C. 78c).

         (d)   |_|   Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e)   |_|   An investment adviser in accordance with ss.240.13d-1(b)(i)
                     (ii)(E);

         (f)   |_|   An employee benefit plan or endowment fund in accordance
                     with ss.240.1 3d-i (b)(l )(ii)(F);

         (g)   |_|   A parent holding company or control person in accordance
                     with ss. 240.13d-1(b)(1)(ii)(G);

         (h)   |_|   A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)   |_|   A church plan that is excluded from the definition of an
                     investment company under section 3(c)(14) of the Investment
                     Company Act of 1940 (15 U.S.C. 80a-3);

         (j)   |_| Group, in accordance with ss.240. 13d-1(b)(l)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 1,250,231(1)
         -----------------------------------------------------------------------

         (b)      Percent of class: 6.7%
         -----------------------------------------------------------------------

         (c)      Number of shares as to which the person has:
         -----------------------------------------------------------------------

                  (i)      Sole power to vote or direct the vote 1,250,231(1)
                           -----------------------------------------------------

                  (ii)     Shared power to vote or to direct the vote None
                           -----------------------------------------------------

                  (iii) Sole power to dispose or to direct the disposition of 1,250,231(1)
                           -----------------------------------------------------

                  (iv) Shared power to dispose or to direct the disposition of None
                           -----------------------------------------------------


(1) The Fund holds a convertible note presently exercisable for 1,250,231 shares of the issuer.

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 2.

       (a)      Name of Person Filing Granite Creek GP FlexCap I, L.L.C.
       -------------------------------------------------------------------------

       (b) Address of Principal Business Office or, if none, Residence 222 West Adams Street
                Suite 1980
                Chicago, IL 60606
       -------------------------------------------------------------------------

       (c)      Citizenship
                Delaware
       -------------------------------------------------------------------------

       (d)      Title of Class of Securities
                Common Stock, $0.0001 par value
       -------------------------------------------------------------------------

       (e)      CUSIP Number
                58501Q104
       -------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to ss. or 240.13d-2(b) or (c), check whether the person filing is a: N/A

         (a)   |_|   Broker or dealer registered under section 15 of the Act
                     (15 U.S.C. 78o).

         (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                     78c).

         (c)   |_|   Insurance company as defined in section 3(a)(i 9) of the
                     Act (15 U.S.C. 78c).

         (d)   |_|   Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e)   |_|   An investment adviser in accordance with ss.240.13d-1(b)(i)
                     (ii)(E);

         (f)   |_|   An employee benefit plan or endowment fund in accordance
                     with ss.240.1 3d-i (b)(l )(ii)(F);

         (g)   |_|   A parent holding company or control person in accordance
                     with ss. 240.13d-1(b)(1)(ii)(G);

         (h)   |_|   A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)   |_|   A church plan that is excluded from the definition of an
                     investment company under section 3(c)(14) of the Investment
                     Company Act of 1940 (15 U.S.C. 80a-3);

         (j)   |_|   Group, in accordance with ss.240. 13d-1(b)(l)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 1,250,231(1)
         -----------------------------------------------------------------------

         (b)      Percent of class: 6.7%
         -----------------------------------------------------------------------

         (c)      Number of shares as to which the person has:
         ----------------- -----------------------------------------------------

                  (i)      Sole power to vote or direct the vote 1,250,231(1)
                           -----------------------------------------------------

                  (ii)     Shared power to vote or to direct the vote None
                           -----------------------------------------------------

                  (iii) Sole power to dispose or to direct the disposition of 1,250,231(1)
                           -----------------------------------------------------

                  (iv) Shared power to dispose or to direct the disposition of None
                           -----------------------------------------------------

(1) The General Partner, solely as the general partner of the Fund, holds a convertible note presently exercisable for 1,250,231 shares of the issuer.

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A

Item 8.  Identification and Classification of Members of the Group

N/A

Item 9.  Notice of Dissolution of Group

N/A

Item 10.  Certification



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 4, 2007                  Granite Creek FlexCap I, L.P.,
                                       a Delaware limited partnership

                                       By:  Granite Creek GP FlexCap I, LLC
                                            a Delaware limited liability company
                                       Its: General Partner


                                       By:  /s/ Mark Radzik
                                          --------------------------------------
                                       Name: Mark Radzik
                                       Title: Managing Partner